# Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "AGRIVEST AMERICAS, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF NOVEMBER, A.D. 2011, AT 10:30 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5066460 8100

111239056

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 9187678

DATE: 11-30-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:32 AM 11/30/2011
FILED 10:30 AM 11/30/2011
SRV 111239056 - 5066460 FILE

# CERTIFICATE OF INCORPORATION

# OF

# AGRIVEST AMERICAS, INC.

PURSUANT TO SECTION 102
OF THE DELAWARE GENERAL CORPORATION LAW

**FIRST**: The name of the corporation is AgriVest Americas, Inc. (hereinafter referred to as the "Corporation").

**SECOND**: The address of the Corporation's registered office in the State of Delaware is 901 N. Market Street, Suite 705, in the City of Wilmington, County of New Castle, 19801. The name of Corporation's registered agent at such address is Delaware Corporate Services Inc.

**THIRD**: The nature of the business or purpose of the Corporation to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("DGCL").

**FOURTH**: The total authorized capital stock of the Corporation will be One Hundred Twenty-Five Million (125,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share, and Twenty-Five Million (25,000,000) shares of preferred stock, par value $0.001 per share. The preferred stock may be issued, from time to time, in one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors of the Corporation providing for the issuance of such preferred stock or series thereof, and the Board of Directors is expressly vested with the authority to fix such designations, preferences and relative participating options or other special rights or qualifications, limitations or restrictions for each series of preferred stock.

**FIFTH**: The name and mailing address of the incorporator is as follows:

Margaret R. Mitchell
Pryor Cashman LLP
7 Times Square
New York, New York 10036.

**SIXTH**: (a) The governing board of the Corporation shall be known as the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation.

(b) In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

(c) Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

**SEVENTH**: (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

(b) Neither any amendment nor repeal of the foregoing provisions of this Article Seventh, nor adoption of any provision of this certificate of incorporation, the bylaws of the Corporation or any statute that is inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh in respect of any acts or omissions occurring prior to such amendment, repeal or adoption.

(c) If the DGCL is hereafter amended or supplemented to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by such amended or supplemented DGCL.

(d) In the event that any of the provisions of this Article Seventh (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

**EIGHTH**: Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the DGCL upon the Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the

power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the DGCL and the defined and prescribed rights of said persons to indemnification as the same are conferred under the DGCL. The Corporation shall have the power to indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and any such indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

**NINTH:** The Corporation shall not be governed by Section 203 of the DGCL.

**TENTH:** The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

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IN WITNESS WHEREOF, the undersigned incorporator hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this 30th day of November, 2011.

/s/ Margaret R. Mitchell
Margaret R. Mitchell
Incorporator